Exhibit 99

Manitowoc Board of Directors Elects Amy R. Davis and Robert W. Malone as New Directors

MILWAUKEE, Wis. - The Manitowoc Company, Inc. (NYSE: MTW) (the “Company” or “Manitowoc”), a leading global manufacturer of cranes and lifting solutions, today announced that Amy R. Davis and Robert W. Malone have been elected to the Company’s board of directors effective immediately. Additionally, the Company increased the size of the Board of Directors (the “Board”) from eight members to ten members.

Ms. Davis has served as the Vice President and President - New Power Business of Cummins Inc. (“Cummins”) since July 2020. Prior to her current role, she served as Vice President of the global Filtration business, and served on the Board of Directors for two sizeable Cummins joint ventures; Shanghai Fleetguard in Shanghai, China and Fleetguard Filtrum LTD in Pune, India. Prior to that, Ms. Davis was President of the Cummins Northeast distributor as an owner, where she transformed a small business into a high-growth, customer-driven operation, achieving significant revenue and profit increases. Ms. Davis spent the early years of her career moving through a variety of global sales, strategy, and general management roles at AT&T, NCR and Cummins. She has lived in multiple U.S. cities and in Europe. Ms. Davis holds a Bachelor of Arts degree in English from Northwestern University and completed the Executive Program for Marketing Strategy at the University of Chicago Booth School of Business.

Mr. Malone has served as the Vice President and President – Filtration Group of Parker-Hannifin Corporation (“Parker”) since December 2014. Mr. Malone joined Parker in 2013 serving as Vice President of Operations for the Filtration Group where he was responsible for five of the group's divisions and the group sponsor for four of the seven global filtration platforms. Prior to Parker, Mr. Malone served as President and CEO for Purolator Filters with responsibility for the engineering, manufacturing, marketing, and sales of branded and private label filters to North American OEM and aftermarket customers. Prior to Purolator Filters, Mr. Malone held senior leadership positions with ArvinMeritor Light Vehicle Aftermarket and Arvin-Kayaba, LLC. Mr. Malone holds a Bachelor of Science degree in Industrial Engineering from Purdue University and a joint Master of Business Administration and Engineering from Northwestern University's Kellogg School of Management.

“Both Amy and Rob are seasoned executives who bring a wealth of global expertise and operational experience and will provide valuable perspective to our board and management team, particularly related to the strategic growth of Manitowoc,” said Kenneth W. Krueger, Chairman of Manitowoc’s Board of Directors.

For more information:

Ion Warner

VP, Marketing and Investor Relations

+1 414-760-4805